Amended and Restated Incentive Compensation Plan

Effective Fiscal 2014

Company
Confidential

KULICKE AND SOFFA INDUSTRIES, INC.

AMENDED AND RESTATED INCENTIVE COMPENSATION PLAN

Plan Objectives
The purpose of the Kulicke and Soffa Industries, Inc. (“Company”) Amended and Restated Incentive Compensation Plan (“Plan”) is to:

•	focus the efforts of plan participants to achieve quarterly and annual financial goals and individual objectives consistent with the Company’s business strategy;

•	provide plan participants with the opportunity to earn quarterly, and an annual, incentive payment based on corporate and Business Unit (if appropriate) financial, and individual performance, and;

•	align the interests of our employees and K&S shareholders by providing awards that are commensurate with business performance.

Effective Date
This Plan document is effective for fiscal 2014. This Plan document and its attachments constitute the entire Incentive Compensation Plan and supersede any other oral or written agreements dated prior to the effective date. The Plan year is aligned to the K&S fiscal plan year.

Plan Governance
The Management Development and Compensation Committee (MDCC) is responsible for reviewing the overall performance and funding of the Company’s incentive plans. Specifically, the MDCC is responsible for:

•	determining the criteria and mechanism for funding the Plan;

•	determination of suspension or reduction of aggregate incentive payments due to current or projected business performance;

•	determining the primary financial performance metrics;

•	approving any adjustments to BU ROIC performance for transition, start-up or extraordinary costs and circumstances;

•	approving the aggregate quarterly, and annual, payout amounts;

•	approving all objectives, weightings, targets and payouts to individual executive officers;

•	approving any discretionary adjustments to incentive awards, and

•	delegating routine Plan administration responsibilities to Company management.

Company management’s responsibilities include:

•	providing summary information and analysis to the MDCC on a quarterly, and annual, basis and presenting the aggregate pool for review and approval by the MDCC;

•	facilitating the collection of financial and individual performance results and payout recommendations;

•
recommending and enforcing eligibility and administration rules, individual incentive target assignments and the relative performance weightings of Company versus Business Unit versus Individual performance;

•	recommending performance metrics and payout scales (including threshold, target and maximum performance) for Company, Business Units and individual payouts;

•	financial planning and accruals as necessary;

•	reviewing and verifying all proposed payments before such payments are made;

•	determination of suspension or reduction of non-executive officer individual incentive payments due to performance;

•	counseling to the MDCC on the determination of suspension or reduction of aggregate incentive payments due to current or projected business performance;

•	determining the extent to which internal transfers, promotions, changes in full-or-part-time status and approved leaves of absence impact accruals, targets and actual payouts;

•	interpreting the Incentive Compensation Plan document and establishing, adopting, or amending any provisions as are necessary for proper administration, consulting where appropriate with the MDCC.

Plan Funding
Threshold Performance
Minimum funding for the Plan is based on two financial threshold criteria:

•	A minimum positive net operating income threshold

•	A minimum Corporate Return on Invested Capital (ROIC) (see Appendix 1)
Funding Scale
The Plan funding scale correlates corporate ROIC performance results to Plan funding amounts from threshold performance to target performance and up to maximum performance at a 200% payout. The funding scale is shown in Appendix 1.
Plan Eligibility
All employees of K&S, including Officers, are eligible to participate in the Plan (“Participants”), provided they:

•	are employed by K&S or one of its affiliates as a regular full-time or part-time employee and;

•	do not participate in the Sales Incentive Plan (SIP)

•	do not participate in the Success Shares Plan

Performance Measurement and Payout Periods

There are five (5) performance measurement periods, and payouts, per fiscal year:

•	Each fiscal quarter is measured independently, with commensurate payouts based on performance. Each quarter is worth 20% of the annual target.

•	An annual, 5th payment, based on a full year’s results, is also worth 20% of the annual target.

Quarterly Payout Eligibility for New Hires
New Hires will be eligible to participate for a quarterly payout as follows:

•	Eligible for 100% of the quarterly payout provided they joined in days 1-15 of the first full month of the quarter

•	Eligible for 66.7% of the quarterly payout provided they joined after the 16th day of the first full month of the quarter, up to the last day of the first full month of the quarter.

•	Are not eligible if they joined in the second or third month of the quarter.

Annual ‘5th Payment’ Eligibility for New Hires
New hires are eligible for the annual ‘5th payment’ as follows:

•	eligible for 100% of the payout provided they first participated in the ICP in the first quarter

•	eligible for 75% of the payout provided they first participated in the ICP in the second quarter

•	eligible for 50% of the payout provided they first participated in the ICP in the third quarter

•	eligible for 25% of the payout provided they first participated in the ICP in the fourth quarter

Discretionary Funding or Accrual

1.	When ROIC is below threshold (see Appendix 3)

2.	When all funds in the ICP pool are not utilized for incentive payments and discretionary amount is created for the CEO to allocate with the MDCC approval. (see Appendix 3)

3.	Special functional or organizational incentives with MDCC approval (see Appendix 3)

Quarterly Payout Treatment for Changes in Job or Employment Status

Termination during the Quarter
Participants who terminate during the quarter due to retirement, death, permanent disability or a reduction in force:

•	Participants who terminate during the first full calendar month of the quarter are not eligible for a payment for that quarter.

•
Participants who terminate after the first full calendar month of the quarter are eligible for a pro-rata payout based on the number of calendar days worked in the quarter. Actual corporate and BU results are used. Individual results will be scored as 80 out of 100 when no score is provided by management.

•
Participants whose employment with K&S is terminated for Cause or due to a voluntary resignation prior to the end of the fiscal quarter will not be eligible for a full or prorated Incentive Award for that quarter.

Annual Payout Treatment for Changes in Job or Employment Status

Termination during the Year
Participants who terminate during the fiscal year due to retirement, death, permanent disability or a reduction in force:

•	Participants who terminate during the first 3 quarters of the fiscal year are not eligible for a payment for the annual component.

•
Participants who terminate during the fourth quarter of the fiscal year are eligible for a pro-rata payout, based on the number of full months completed in the year, divided by 12. Actual results are used for the corporate and BU components. Individual results are scored at 100%.

Participants whose employment with K&S is terminated for Cause or due to a voluntary resignation prior to the end of the fiscal year will not be eligible for a full or prorated payment.

Approved Leave or Government Mandated Leave During the Quarter

An absence is defined as any single occurrence absence/leave other than annual leave/vacation or government mandated military leave. For cumulative absences greater than 10 weeks in a quarter, no award will be paid.

Duration of Absence                      Proration Factor
<4 weeks                                        100.00%
>4 weeks - <7 weeks                      66.67%
>7 weeks - <10 weeks                      33.33%
>10 weeks                                          0% (no award)

Promotion, Job Code Change, Salary Change
Participants who have a job change which may affect their salary rate or target incentive will be paid an Award based on the salary and target incentive in effect on the last day of the fiscal quarter, regardless of the job change date.

Transition to or from K&S Sales Incentive Plan
In the event of a transition to or from the K&S Sales Incentive Plan during the fiscal quarter, a Participant is eligible to receive a pro-rated Award based on the number of days as a participant in the Plan during the fiscal quarter.

Transition to ICP from K&S Success Shares Plan
In the event of a transition to ICP from the K&S Success Shares Plan during the fiscal quarter, a Participant is eligible to receive:

•	A full quarterly award for the quarter of transition if the transition is effective during the first full calendar month of the quarter

•	If the transition is after the first full calendar month of the quarter the participant will remain in Success Shares until the next quarter

•	Proration of the annual “5th” payment will be proportionate to the number of full quarters in ICP
In all cases, eligibility for a prorated Award is contingent on meeting all other conditions and requirements of the Plan.

Performance Metrics
The Plan relies on three primary categories of performance metrics to determine payouts:

•	Company: Corporate Return on Invested Capital (“ROIC”) results at the close of each Fiscal Quarter, and at the close of the Fiscal Year;

•	Business Units (BUs): Business Unit ROIC results at the close of each Fiscal Quarter, and at the close of the Fiscal Year; and,

•	Individual: specific qualitative or quantitative goals established for each Eligible Employee for each Fiscal Quarter and scored from 0-100.
For the annual “5th” payment, the employee’s performance rating, on a scale of 1-5 is used to determine the payout percent for the individual component.
Employees will work with managers to identify quantitative and qualitative annual goals and quarterly milestones. Milestones should be “SMART” and easily measureable by the manager. Milestone achievement is the basis for the incentive payout on the individual portion of the incentive.

Incentive Calculations
Incentive Targets
Each Participant is assigned an incentive target that is expressed as a percentage of the employee’s base salary. Targets are determined for each grade level based on market median competitive practice. Targets for the executive (E) level positions are individually market priced. The Incentive Target structure is shown in Appendix 2.
Performance Component Weightings
Each Participant has performance weightings for his/her incentive calculation based on two or more of the performance component metrics (Corporate, BU and Individual). These weightings differ depending on whether or not the Participant is associated with a BU, and also based on their grade level.
For Participants not associated with a specific BU:
Corporate ROIC Weight % -- Individual Performance Weight %

For Participants associated with a specific BU:

Corporate ROIC Weight % -- BU ROIC Weight % -- Individual Performance Weight %

Payout Scales
Individual incentive calculations can range from 0% to 200% of the target incentive.
The Corporate and BU performance metrics are based on ROIC financial achievement. A payout scale is created aligning ROIC payout starting at threshold ROIC performance to target ROIC performance through to superior ROIC performance.
Form and Timing of Payment:
All awards will be paid in cash (via check or direct deposit), subject to all tax and withholding under applicable country laws and regulations, and Company policy in effect at the time.
Estimated schedule of payments are as follows:

Quarter	Estimated Payout Date
Q1 (~Oct, Nov, Dec)	February
Q2 (~Jan, Feb, Mar)	May
Q3 (~April, May, June)	August
Q4 (~July, August, Sept)	December
Annual “5th” Payment	December

Other Important Details:
The Plan may be amended, suspended, terminated or reinstated at any time with the approval of the MDCC.
Participant’s base salary will remain the basis for life insurance, accidental death and disability and long and short term disability and the like.
As a condition of receiving benefits under the Plan, all Participants agree to respect the confidentiality of the K&S’s financial and other business critical information.
This Plan will be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to principles of conflicts of law, as to all matters, including, but not limited to, matters of validity, construction and performance.
This Plan is intended to comply with the short term deferral rule set forth in the regulations under section 409(A) of the Internal Revenue Code of 1986, as amended (“Code”) in order to avoid application of Section 409A to this Incentive Program. This Plan shall be administered in accordance with Section 409A of the Code with respect to Participants who are U.S. citizens.
Participants may not sell, assign, transfer, pledge or encumber any expectation of or right to an Award under this Plan and any attempt to do so shall be void.
K&S is an at-will employer. Participation in the Plan or any enhancement of the Plan does not impact this fact in any way. Inclusion in this Plan does not constitute a guarantee of employment or specific earnings. Nothing in this Plan shall act as an expressed or implied contract, a guarantee or commitment for an employee to be or to continue to be a Participant in the Plan, to receive payments under the Plan, or to be retained in the employment of K&S.

Dispute Resolution
With the exception of Executive Officers, the CEO and VP HR shall have complete discretion concerning the determination of Incentive Awards under the Plan, and the decision of the CEO shall be final and conclusive. Any disputes regarding incentive eligibility or an Award with respect to a Fiscal Quarter must be communicated in writing to the Vice President of Human Resources within thirty (30) days from the date an Incentive Award would otherwise have been paid with respect to such Fiscal Quarter.

Definitions
This list is intended to provide definitions for most business terms used in this Plan Document, but may not be all inclusive of terms used.
Award or Incentive Award - the incentive payment made to a Participant under this Plan, which is based on the achievement of Company, Business Unit and Individual Performance Goals and the Participant’s Incentive Target.
Base Salary - the annualized rate of base salary compensation paid to a Participant.
Board of Directors - the Board of Directors of Kulicke and Soffa Industries Inc.
Business Unit Performance Metrics - ROIC
Management Development and Compensation Committee - the Board Committee accountable for aspects of this Plan (MDCC)
Company - Kulicke and Soffa Industries, Inc., its subsidiaries, and any successor thereto.
Fiscal Year - the business year as defined by finance.
Incentive Target - the percentage of a Participant’s Base Salary established as the basis for his or her Incentive Award when 100% of all Goals are achieved. The actual Incentive Award, if any, may equal, exceed, or fall below the Incentive Target based on Company, Business Unit and Individual performance.
Individual Performance Goals - goals that reflect results expected from the Participant during the Fiscal Quarter.
Executive Officer - An individual designation by the Kulicke and Soffa Industries Inc. Board of Directors as an Officer of the Company
Participant - an employee of Kulicke and Soffa Industries Inc. who is eligible to participant in the Plan.
Performance Improvement Plan - a performance management program whereby the employee is not performing well in his/her job and the manager has identified specific performance improvement objectives to be completed by a specific date.
Plan - this Kulicke and Soffa Industries Inc. Amended and Restated Incentive Compensation Plan.
Plan Year - the Fiscal Year of the Company
Reduction in Force - involuntary termination due to K&S cost containment measures.
Retirement - termination of a regular full-time or part-time employee who is at least 50 years of age, has at least 3 years of service, and age and service equal at least 60.

Return on Invested Capital - The percentage ROIC achieved equals (Operating income minus depreciation and amortization) divided by (Total assets minus excess cash and Non Interest Bearing Current liabilities.)

Appendix 1

Funding Scale

	ROIC	ICP Funding
Maximum	42%	200%
	38%	183%
	34%	167%
	30%	150%
	26%	133%
	22%	117%
Target	18%	100%
	15%	84%
	12%	68%
	9%	52%
	7%	41%
	5%	30%

Appendix 2

Incentive Target Structure

Appendix 3

Discretionary Fund Allocation

1.	When quarterly corporate ROIC funding is below threshold:

•	management discretion to allocate to key, top performers in professional tier a discretionary bonus

•	not to exceed 25% of eligible participants

•	cost not to exceed US$ 500,000 (per annum)

•	eligible participants predominantly Technical / Engineering at levels P1- P5

2.	When all funds in the ICP pool are not utilized for incentive payments a discretionary amount is created for the CEO to allocate with the MDCC approval. An example is:

a.	Key Performer ‘CEO Award’ of 5% of the final full year end pool to allocate to year’s stars

•	Approximately US$ 150,000 at target

3.	Special functional or organizational incentives

•	In order to incentivize and reward for the attainment of critical organizational goals, the company may establish a special incentive for a group or sub-group of the company

•	Programs will be approved by the MDCC

ICP Plan Rider 1

For China Payouts Only

Background

•	Current tax law in China allows for preferential tax treatment for bonuses paid to employees.

◦	Tax is calculated by 1st dividing the bonus amount by 12 and determining the effective tax rate applicable to one twelfth using the progressive tax rate table

◦	This marginal tax rate is then applied to the entire bonus

◦	This treatment is applicable to ONE bonus received per year only

◦
Individuals receiving multiple bonuses during the year would be preferentially taxed on one bonus payment and the remaining payments would be treated as salary and subject to progressive tax rates along with other salary earned during the month

Process for K&S Special Payout Process

•	Employees can elect only for either an annual payout option, or quarterly payouts.

•
Employees who opt for an annual payment shall voluntarily apply through a standard written requisition (prepared by our external legal firm) for deferment of their quarterly incentive payouts to December for ICP employees and Oct for SIP employees.

•	The application shall remain valid for the calendar year and employees cannot opt out of the scheme during that year.

•	Application is opened in Dec each year for employees to opt in or out; elections for a tax year cannot change for that year

•	If an employee does not make their elections in the time allotted, and in the absence of an election, the default payout approach will be quarterly payouts

•	For those electing the annual payout, the payouts will be made in December and represent the accrued quarterly payouts for the entire year

•	If an employee who so elects resigns or retires during the year, or is involuntarily terminated, they will receive their accrued awards as soon as administratively practicable.

Implications to K&S

•	No dollar impact on K&S as no interest income needs to be paid on the deferred ICP payouts.

•	No impact on K&S financials or accounting as funds are budgeted and expensed in the same year

•	Employees continue to pay their income tax in the same tax year which does not have any legal impact on K&S

Implementation date

•	FY14